Exhibit 3(i)(g)

Ross Miller

Secretary of State

204 North Carson Street, Ste. 1

Carson City, Nevada 89701-4299

     (775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080457427-09
Filing Date and Time: 07/08/2008 3:00 PM
Entity Number C21842-1995
            Certificate of Amendment                                                                                                   ABOVE SPACE IS FOR OFFICE USE ONLY

            (PURSUANT TO NRS 78.385 AND 78.390)

    USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

US FARMS, INC.

2.	The articles of been amended as follows: (provide article numbers, if available):

Article III of the Articles of Incorporation of this corporation is amended to provide for a restructure of the Corporation’s authorized and issued and outstanding common stock, $0.001 par value (“Common Stock”) as follows:  8:00 a.m. Eastern Time on July 18, 2008 (the “Effective Date”) every twenty-five issued and outstanding and authorized shares of the Corporation’s Common Stock automatically shall be combined and reconstituted into one share of Common Stock, par value $0.001 per share, of the Corporation, thereby giving effect to a one-for-twenty five reverse stock split.

Article III of the Articles of Incorporation shall be amended to read as follows: The total number of shares of common stock which the Corporation is authorized to issue is 20,000,000 share of common stock, $0.001 par value per share.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such great proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

4.	Effective date of filing (optional): 7/18/08

5.	Officer Signature (Required): X /s/ Yan Skwara, CEO / President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.